EXHIBIT 99.2

Product and Segment Revenues

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2015	2014
Product Revenues:
Carrier Systems	$100,439	$99,553
Business Networking	35,381	37,919
Loop Access	7,015	9,532

Total	$142,835	$147,004

Subcategories included in the above:
Broadband Access (included in Carrier Systems)	$84,794	$81,527
Optical (included in Carrier Systems)	12,504	12,789
Internetworking (Netvanta & Multi-service Access Gateways) (included in Business Networking)	34,159	36,946

Total Core Products	131,457	131,262

Percentage of Total Revenue	92%	89%

HDSL (does not include T1) (included in Loop Access)	6,703	8,877
Other Products (excluding HDSL)	4,675	6,865

Total Legacy Products	11,378	15,742

Percentage of Total Revenue	8%	11%

Total	$142,835	$147,004

Segment Revenues:
Carrier Networks	$116,014	$118,162
Enterprise Networks	26,821	28,842

Total	$142,835	$147,004

Sales by Geographic Region:
United States	$83,472	$92,704
International	59,363	54,300

Total	$142,835	$147,004